Exhibit 99.1

Genie Energy Announces Third Quarter 2026 Results

NEWARK, NJ – November 5, 2026:   Genie Energy Ltd., (NYSE: GNE), a leading retail energy and renewable energy solutions provider, today announced results for the third quarter of 2026.

Consolidated Highlights

(Unless otherwise noted, results are for 3Q26 and are compared to 3Q25)

●	Revenue decreased to $127.2 million from $138.3 million;

●	Gross profit increased to $41.2 million from $30.0 million; Gross margin increased to 32.4% from 21.7%;

●	Income from operations increased to $12.7 million from $7.4 million;

●	Net income attributable to Genie common stockholders increased to $10.2 million from $6.4 million;

●	EPS increased to $0.39 from $0.25;

●	Adjusted EBITDA[1] increased to $13.7 million from $8.2 million;

●	Cash and cash equivalents, restricted cash and marketable equity securities totaled $213.8 million at September 30, 2026 compared to $204.3 million at June 30, 2026;

●	Genie will pay a $0.075 per share quarterly dividend to Class A and Class B common stockholders on or about November 23rd with a record date of November 13th;

●	Genie repurchased approximately 128 thousand shares of its Class B common stock for $2.0 million during 3Q26

[1]

Adjusted EBITDA for all periods presented is a non-GAAP financial measure intended to provide useful information that supplements the core operating results in accordance with GAAP for Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of this non-GAAP metric, including a description of changes to the non-GAAP reconciliation introduced this quarter, and reconciliations to its most directly comparable GAAP measures.

Management Commentary - Michael Stein, Chief Executive Officer

Genie delivered solid bottom line gains in the third quarter versus the year-ago quarter. Income from operations climbed 72% year-over-year to $12.7 million and EPS increased by $0.14 to $0.39 per share.

Adjusted EBITDA increased 67% to $13.7 million, putting us in a position to overcome the impacts of the challenging retail energy markets at the start of the year. We expect to reach our 2026 guidance of $32.5 to $40.0 million in Adjusted EBITDA.

The gains this quarter versus the relatively weak year ago quarter highlight the resilient cash generation of our retail energy business and the rapidly improving economics at GREW, which includes both maturing, cash-generative businesses, notably Diversegy and Genie Solar, and investment-stage initiatives, such as Roded.

At Genie Retail Energy, our improved performance reflects the expansion of our gross margin to our long-term average under normalized market conditions.  You may recall that, in the year ago quarter, we encountered exceptional energy price volatility that eroded our gross and net margins.  This year, under more typical market conditions, the gross margin expansion more than offset the impact of a decrease in our customer meter base and higher customer acquisition spend.

Total RCEs and meters declined by 15% and 13% respectively, compared to a year ago. The decreases reflect the expiration of low-margin aggregation deals in the fourth quarter of last year and elevated customer attrition. At the quarter's end, we served 337 thousand RCEs and 351 thousand meters.

At GREW, our improved bottom-line results reflect the increasing profitability at Diversegy and Genie Solar, partially offset by increasing investment in Roded and other early-stage business initiatives. Diversegy's results reflected the continued collection of residuals on its existing book, while continuing to add new customers at a healthy rate.  At Genie Solar, the community solar arrays at Lansing, NY, and Perry, NY, are now both fully operational. Building on their successful development, we have decided to proceed with an additional community solar project in Delhi, NY and plan to bring that project online in late 2027.

Roded, our plastic manufacturing initiative utilizing a proprietary recycling technology to produce pallets and other products, is developing rapidly. To meet strong demand, we have begun production on a second manufacturing line at our current facility in Israel. We are also developing a new larger production facility there, and are close to selecting a site in the United States for our initial international expansion.

Segment Highlights

Genie Retail Energy (GRE)

GRE's retail customer base contracted year-over-year primarily because of the expiration of low-margin aggregation deals in 4Q25 in combination with increased customer churn levels.  Energy price volatility is typically a key driver of increased customer churn.

GRE Operational and Financial Results*	3Q26	3Q25	Change
Operational metrics (RCEs** and meters in '000s at end of period)
RCEs	337	395	(58)
Electricity	258	318	(60)
Natural gas	79	78	0
Meters	351	402	(51)
Electricity	252	316	(64)
Natural gas	99	86	13
Gross meter additions during the period	61	47	14
Churn***	6.3%	5.1%	120 bps

*	Numbers may not foot due to rounding
**	RCE (residential customer equivalent) is a measure of annual residential commodity consumption for a typical single-family household equal to 10,000 kWh (electricity) or 1,000 therms (gas)
***	Excludes the impacts of aggregation deal expirations

The year-over-year decrease in GRE revenue reflects the contraction of GRE's customer base partially offset by increased revenue per unit sold of both electricity and natural gas.  Gross profit margin increased, recovering from the year ago quarter to the historical range given normalized operating environments. The increase in SG&A expenses was driven by increased spend on customer acquisition compared to the year ago quarter.  The expanded gross margin more than offset the increased SG&A expenses and drove the increases in income from operations and Adjusted EBITDA.

Financial metrics (in millions except for gross margin)	3Q26	3Q25	Change
Revenue	$120.8	$132.4	(8.7)%
Electricity	$113.2	$126.6	(10.5)%
Gas	$7.6	$5.8	31.0%
Gross profit	$37.5	$27.6	36.0%
Gross margin	31.0%	20.8%	1020 bps
Selling, general and administrative expenses	$22.6	$17.4	29.8%
Income from operations	$14.9	$10.2	46.5%
Adjusted EBITDA	$15.2	$10.5	45.2%

Genie Renewables (GREW)

GREW generated improved financial results in 3Q26.  Its operating-profitable businesses, primarily Diversegy and Genie Solar, increased their gross margins, income from operations and Adjusted EBITDA contributions compared to 3Q25.  The improvements more than offset the increased investment in GREW's early-stage initiatives, including Roded, Genie's recycled plastic pallet manufacturing business.

GREW Financial Results	3Q26	3Q25	Change
Revenue	$6.4	$6.0	8.0%
Operating-profitable entities	$6.0	$5.9	1.7%
Early-stage entities	$0.4	$0.0	nm
Gross profit (loss)	$3.8	$2.5	53.0%
Operating-profitable entities	$3.8	$2.5	51.1%
Early-stage entities	$(0.0)	$(0.0)	nm
Selling, general and administrative expenses	$3.0	$2.8	6.6%
Income (loss) from operations	$0.8	$(0.3)	nm
Operating-profitable entities	$1.7	$0.1	nm
Early-stage entities	$(0.9)	$(0.4)	102.1%
Adjusted EBITDA	$1.1	$(0.2)	nm
Operating-profitable entities	$2.0	$0.2	799.7%
Early-stage entities	$(0.9)	$(0.4)	104.4%

* Numbers may not foot due to rounding

    nm - not meaningful

Balance Sheet Highlights

As of September 30, 2026, Genie reported cash and cash equivalents, restricted cash, and marketable equity securities of $213.8 million.  At the close of 2Q26 on June 30, 2026, these line items totaled $204.3 million.

Total assets as of September 30, 2026 were $386.6 million. Liabilities totaled $125.7 million, and working capital (current assets less current liabilities) was $203.7 million.

Trended Financial Information*

(in millions except EPS)**	1Q25	2Q25	3Q25	4Q25	1Q26	2Q26	3Q26	2024	2025
Total Revenue	$136.8	$105.3	$138.3	$121.6	$142.3	$100.4	$127.2	$425.2	$502.0
Genie Retail Energy	$132.5	$99.0	$132.4	$114.6	$134.8	$94.1	$120.8	$403.3	$478.5
Electricity	$104.1	$89.9	$126.6	$92.3	$99.4	$83.6	$113.2	$350.5	$412.8
Natural gas	$28.4	$9.1	$5.8	$22.4	$35.4	$10.6	$7.6	$52.1	$65.7
Others	$0.0	$—	$—	$—	$—	$—	$—	$0.7	$0.0
Genie Renewables	$4.3	$6.3	$6.0	$7.0	$7.5	$6.3	$6.4	$21.9	$23.5
Gross Profit	$37.4	$23.5	$30.0	$33.8	$29.8	$33.7	$41.2	$138.5	$124.7
Genie Retail Energy	$35.9	$21.3	$27.6	$33.8	$29.1	$30.3	$37.5	$132.2	$118.5
Genie Renewables	$1.5	$2.2	$2.5	$0.1	$0.7	$3.3	$3.8	$6.3	$6.1
Gross Margin	27.3%	22.3%	21.7%	27.8%	20.9%	33.5%	32.4%	32.6%	24.8%
Genie Retail Energy	27.1%	21.5%	20.8%	29.5%	21.6%	32.2%	31.0%	32.8%	24.8%
Genie Renewables	33.7%	34.5%	41.3%	1.0%	9.9%	53.4%	58.5%	29.0%	26.1%
Income (loss) from operations	$13.5	$2.3	$7.4	$4.6	$1.9	$6.5	$12.7	$44.9	$27.7
Genie Retail Energy	$16.8	$4.0	$10.2	$13.2	$6.6	$8.3	$14.9	$56.5	$44.2
Genie Renewables	$(0.9)	$(0.2)	$(0.3)	$(5.7)	$(2.4)	$0.1	$0.8	$(3.0)	$(7.1)
Net income attributable to Genie common stockholders	$10.4	$2.3	$6.4	$4.8	$2.8	$11.4	$10.2	$35.5	$24.0
Diluted earnings per share	$0.40	$0.09	$0.25	$0.16	$0.11	$0.43	$0.39	$1.31	$0.90
Adjusted EBITDA	$14.4	$3.0	$8.2	$6.9	$2.8	$7.5	$13.7	$48.5	$32.6

*	Genie Retail Energy International (GREI) operations have been classified as a discontinued operation and their results excluded from current and historical results
**	Numbers may not foot due to rounding

Conference Call with Genie Energy Management

At 8:30 AM Eastern, Genie Energy’s CEO, Michael Stein, and CFO, Avi Goldin, will host a conference call to discuss financial and operational results, business outlook, and strategy.  The call will begin with their remarks followed by Q&A with investors.   To participate in the conference call, dial 1-888-506-0062 (from the US) or 1-973-528-0011 (international) and provide the following participant access code: 591004.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and providing the replay passcode: 54701. The replay will remain available through Thursday, November 19, 2026.  In addition, a recording of the call will be available for playback through the Genie Energy website (https://genie.com/investors/investor-relations/).

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a leading retail energy supplier and a provider of renewable energy solutions. The Genie Retail Energy division (GRE) supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division (GREW) holds Genie’s energy brokerage and advisory business, a portfolio of solar generation assets, and early-stage growth initiatives. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate," "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact

Bill Ulrey

Investor Relations

Genie Energy, Ltd.

wulrey@genie.com

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$185,196	$203,516
Restricted cash	8,881	7,936
Marketable securities	19,757	409
Trade accounts receivable, net of allowance for credit losses of $9,532 and $7,876 at September 30, 2026 and December 31, 2025, respectively	59,736	70,062
Inventory	17,900	12,370
Prepaid expenses	14,111	10,567
Other current assets	11,619	17,154
Current assets of discontinued operations	1,260	1,419
Total current assets	318,460	323,433
Property and equipment, net	32,847	28,303
Goodwill	13,813	12,978
Other intangibles, net	1,591	1,804
Deferred income tax assets, net	2,309	2,309
Other assets	17,602	20,553
Total assets	$386,622	$389,380
Liabilities and equity
Current liabilities:
Trade accounts payable	$30,384	$41,094
Accrued expenses	53,257	50,782
Income taxes payable	17,397	28,851
Current debt, net	379	2,139
Due to IDT Corporation, net	293	112
Other current liabilities	10,075	10,052
Current liabilities of discontinued operations	2,949	2,996
Total current liabilities	114,734	136,026
Noncurrent debt, net	6,336	6,529
Other liabilities	4,588	2,379
Total liabilities	125,658	144,934
Commitments and contingencies	—	—
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 0 shares issued and outstanding at September 30, 2026 and December 31, 2025	—	—
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at September 30, 2026 and December 31, 2025	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 29,365 and 29,339 shares issued and 24,601 and 24,847 shares outstanding at September 30, 2026 and December 31, 2025, respectively	293	293
Additional paid-in capital	159,764	157,763
Treasury stock, at cost, consisting of 4,764 and 4,492 shares of Class B common stock at September 30, 2026 and December 31, 2025	(52,289)	(48,274)
Accumulated other comprehensive income	5,097	4,921
Retained earnings	154,528	136,183
Total Genie Energy Ltd. stockholders’ equity	267,409	250,902
Noncontrolling interests:
Noncontrolling interests	(6,445)	(6,034)
Receivable from issuance of equity	—	(422)
Total noncontrolling interests	(6,445)	(6,456)
Total equity	260,964	244,446
Total liabilities and equity	$386,622	$389,380

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2026	2025	2026	2025

Revenues:
Electricity	$113,224	$126,575	$296,186	$320,523
Natural gas	7,591	5,795	53,523	43,312
Other	6,429	5,954	20,246	16,547
Total revenues	127,244	138,324	369,955	380,382
Cost of revenues	86,004	108,305	265,222	289,520
Gross profit	41,240	30,019	104,733	90,862
Operating expenses:
Selling, general and administrative	28,504	22,615	83,601	67,684
Impairment of assets	—	5	—	40
Income from operations	12,736	7,399	21,132	23,138
Interest income	1,592	1,847	4,754	5,826
Interest expense	(146)	(157)	(391)	(502)
Other income, net	678	580	5,149	797
Income before income taxes	14,860	9,669	30,644	29,259
Provision for income taxes	(4,582)	(3,273)	(6,405)	(10,308)
Net income from continuing operations	10,278	6,396	24,239	18,951
Loss from discontinued operations, net of taxes	(144)	(5)	(152)	(62)
Net income	10,134	6,391	24,087	18,889
Net loss attributable to noncontrolling interests, net	(34)	(13)	(234)	(297)
Net income attributable to Genie Energy Ltd. common stockholders	$10,168	$6,404	$24,321	$19,186

Net income (loss) attributable to Genie Energy Ltd. common stockholders
Continuing operations	$10,312	$6,409	$24,473	$19,248
Discontinued operations	(144)	(5)	(152)	(62)
Net income attributable to Genie Energy Ltd. common stockholders	$10,168	$6,404	$24,321	$19,186
Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic:
Continuing operations	$0.40	$0.25	$0.94	$0.73
Discontinued operations	(0.01)	—	(0.01)	—
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.39	$0.25	$0.93	$0.73
Diluted
Continuing operations	$0.40	$0.25	$0.94	$0.72
Discontinued operations	(0.01)	—	(0.01)	—
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.39	$0.25	$0.93	$0.72

Weighted-average number of shares used in calculation of earnings per share:
Basic	26,034	26,149	26,051	26,297
Diluted	26,101	26,389	26,120	26,549

Dividends declared per common share	$0.075	$0.075	$0.225	$0.225

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2026	2025

Operating activities
Net income	$24,087	$18,889
Net loss from discontinued operations, net of tax	(152)	(62)
Net income from continuing operations	24,239	18,951
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Stock-based compensation	1,951	1,938
Provision for credit losses	1,855	1,275
Depreciation and amortization	1,055	722
Impairment of assets	—	40
Inventory valuation allowance	939	—
Gain on marketable equity securities and investments and other, net	(4,250)	(1,109)
Gain from sale of investment property	(735)	—
Changes in assets and liabilities:
Trade accounts receivable	8,497	1,599
Inventory	(4,635)	(8,677)
Prepaid expenses	(3,541)	(1,284)
Other current assets and other assets	(741)	(619)
Trade accounts payable, accrued expenses and other liabilities	(10,910)	11,661
Due to IDT Corporation, net	181	182
Income taxes payable	(11,453)	3,444
Net cash provided by operating activities of continuing operations	2,452	28,123
Net cash (used in) provided by operating activities of discontinued operations	(28)	2,274
Net cash provided by operating activities	2,424	30,397
Investing activities
Capital expenditures	(3,627)	(5,763)
Cash received from government grants	2,247	—
Purchases of marketable equity securities and other investments, net of cash acquired	(17,605)	(3,917)
Improvements in investment property	(49)	(1,876)
Proceeds from sale of investment property, net	6,474	—
Proceeds from return of investments	4,597	1,173
Net cash used in investing activities	(7,963)	(10,383)
Financing activities
Dividends paid	(5,976)	(6,035)
Repurchases of Class B common stock from employees	(1,329)	(2,126)
Repayment of debt	(1,979)	—
Repurchases of Class B common stock	(2,686)	(6,605)
Net cash used in financing activities	(11,970)	(14,766)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	76	(69)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(17,433)	5,179
Cash, cash equivalents, and restricted cash (including cash held at discontinued operations) at beginning of period	212,438	201,958
Cash, cash equivalents and restricted cash (including cash held at discontinued operations) at end of the period	195,005	207,137
Less: Cash of discontinued operations at end of period	928	985
Cash, cash equivalents, and restricted cash (excluding cash held at discontinued operations) at end of period	$194,077	$206,152

Reconciliation of Non-GAAP Financial Measures for 3Q26

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy discloses Adjusted EBITDA on a consolidated basis, and for its GRE and GREW reporting segments.  Adjusted EBITDA is a non-GAAP financial measure.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

This quarter, Genie has provided a more comprehensive non-GAAP reconciliation methodology. In addition to the reconciliation of consolidated Adjusted EBITDA to income from operations that it has provided to date, Genie now also provides a reconciliation to net income by adding back the results of discontinued operations, provision for income taxes and interest expense and deducting interest income and other income (loss), net to derive income from operations.  As in prior quarters, Genie reconciles to consolidated income from operations by adding back depreciation and amortization, stock-based compensation, impairment of assets and equity in the results of equity method investees, net.  This quarter, in addition to segment level Adjusted EBITDA for GRE and GREW, Genie is also providing Adjusted EBITDA for certain sub-categories within GREW.  Consistent with prior quarters, the segment and sub-category level reconciliations start with income from operations and add back depreciation and amortization, stock-based compensation, impairment of assets and equity in the results of equity method investees, net.

Management believes that Genie’s measure of Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie’s or GRE’s core operating results. Management uses Adjusted EBITDA, among other measures, as relevant indicators of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA to evaluate operating performance in relation to Genie’s competitors. Disclosure of Adjusted EBITDA may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA as well as the GAAP measures revenue, gross profit, and income from operations, as well as net income, on a consolidated level to facilitate internal and external comparisons to Genie's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions, and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Impairment of assets is a component of income (loss) from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of assets is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie's continuing operations.

Following are the reconciliations of Adjusted EBITDA on a consolidated basis and for GRE and GREW to their most directly comparable GAAP measures:

Non-GAAP Reconciliations

Reconciliation of Net Income to Consolidated Adjusted EBITDA for Genie Energy Ltd., for 1Q25 to 3Q26, 2024 and 2025

(In millions. Numbers may not foot due to rounding.)	1Q25	2Q25	3Q25	4Q25	1Q26	2Q26	3Q26	2024	2025
Net income	$10.1	$2.4	$6.4	$4.8	$2.5	$11.4	$10.1	$35.2	$23.7
Add: Loss (Income) from discontinued operations	$0.1	$(0.0)	$0.0	$4.1	$0.0	$(0.0)	$0.1	$2.9	$4.2
Net income from continuing operations	$10.2	$2.3	$6.4	$8.9	$2.5	$11.4	$10.3	$38.1	$27.9
Add: Provision for (benefit from) income taxes	$5.2	$1.8	$3.3	$(2.0)	$1.6	$0.2	$4.6	$15.4	$8.3
Income before income taxes	$15.4	$4.2	$9.7	$6.9	$4.1	$11.7	$14.9	$53.5	$36.1
Add: Interest expense	$0.2	$0.2	$0.2	$0.2	$0.1	$0.1	$0.1	$0.5	$0.7
Less: Interest income	$(2.0)	$(2.0)	$(1.8)	$(1.9)	$(1.7)	$(1.5)	$(1.6)	$(7.1)	$(7.7)
Other (income) loss	$(0.2)	$(0.1)	$(0.6)	$(0.6)	$(0.7)	$(3.8)	$(0.7)	$(2.0)	$(1.4)
Income from operations	$13.5	$2.3	$7.4	$4.6	$1.9	$6.5	$12.7	$44.9	$27.7
Add back
Depreciation and amortization	$0.2	$0.2	$0.3	$0.3	$0.4	$0.3	$0.4	$0.9	$1.0
Non-cash compensation	$0.7	$0.6	$0.6	$0.6	$0.7	$0.6	$0.6	$2.3	$2.5
Impairment	$0.0	$0.0	$0.0	$1.6	$0.0	$0.0	$0.0	$0.2	$1.6
Equity in net (loss) income of equity method investees	$(0.0)	$(0.1)	$(0.0)	$(0.1)	$(0.1)	$(0.0)	$0.0	$0.1	$(0.3)
Adjusted EBITDA	$14.4	$3.0	$8.2	$6.9	$2.8	$7.5	$13.7	$48.5	$32.6

Reconciliation of Net Income to Consolidated Adjusted EBITDA and of Segment Income from Operations to Adjusted EBITDA for 3Q26

(In millions. Numbers may not foot due to rounding.)	Total	GRE	Corporate	Total GREW	GREW − Operating-profitable	GREW − Early-Stage
Three months ended September 30, 2026
Net income	$10.1
Add: Loss from discontinued operations	$0.1
Net income from continuing operations	$10.3
Add: Provision for (benefit from) income taxes	$4.6
Income before income taxes	$14.9
Add: Interest expense	$0.1
Less: Interest income	$(1.6)
Other (income) loss	$(0.7)
Income (loss) from operations	$12.7	$14.9	$(2.9)	$0.8	$1.7	$(0.9)
Add back						.
Depreciation and amortization	$0.4	$0.1	$0.0	$0.3	$0.2	$0.0
Stock-based compensation	$0.6	$0.3	$0.3	$0.0	$0.0	$—
Equity in the income of equity method investees	$0.0	$—	$—	$0.0	$0.0	$—
Adjusted EBITDA	$13.7	$15.2	$(2.6)	$1.1	$2.0	$(0.9)

Reconciliation of Net Income to Consolidated Adjusted EBITDA and of Segment Income from Operations to Adjusted EBITDA for 3Q25

(In millions. Numbers may not foot due to rounding.)	Total	GRE	Corporate	Total GREW	GREW − Operating-profitable	GREW − Early-Stage
Three months ended September 30, 2025
Net income	$6.4
Add: Loss from discontinued operations	$0.0
Net income from continuing operations	$6.4
Add: Provision for (benefit from) income taxes	$3.3
Income before income taxes	$9.7
Add: Interest expense	$0.2
Less: Interest income	$(1.8)
Other (income) loss	$(0.6)
Income (Loss) from operations	$7.4	$10.2	$(2.4)	$(0.3)	$0.1	$(0.4)
Add back
Depreciation and amortization	$0.3	$0.1	$—	$0.2	$0.1	$0.0
Stock-based compensation	$0.6	$0.3	$0.3	$0.0	$0.0	$—
Impairment	$—	$—	$—	$0.0	$0.0	$—
Equity in the income of equity method investees	$(0.0)	$—	$0.0	$(0.1)	$(0.1)	$—
Adjusted EBITDA	$8.2	$10.5	$(2.1)	$(0.2)	$0.2	$(0.4)

Reconciliation of Net Income to Consolidated Adjusted EBITDA and of Segment Income from Operations to Adjusted EBITDA for 2025

(In millions. Numbers may not foot due to rounding.)	Total	GRE	Corporate	GREW
Year ended December 31, 2025
Net income	$23.7
Add: Loss (Income) from discontinued operations	$4.2
Net income from continuing operations	$27.9
Add: Provision for (benefit from) income taxes	$8.3
Income before income taxes	$36.1
Add: Interest expense	$0.7
Less: Interest income	$(7.7)
Other (income) loss	$(1.4)
Income from operations	$27.7	$44.2	$(9.4)	$(7.1)
Add back
Depreciation and amortization	$1.0	$0.3	$—	$0.7
Stock-based compensation	$2.5	$1.0	$1.4	$0.1
Impairment	$1.6	$—	$—	$1.6
Equity in the income of equity method investees	$(0.3)	$—	$0.0	$(0.3)
Adjusted EBITDA	$32.6	$45.6	$(8.0)	$(5.0)

Reconciliation of Net Income to Consolidated Adjusted EBITDA and of Segment Income from Operations to Adjusted EBITDA for 2024

(In millions. Numbers may not foot due to rounding.)	Total	GRE	Corporate	GREW
Year ended December 31, 2024
Net income	$35.2
Add: Loss (Income) from discontinued operations	$2.9
Net income from continuing operations	$38.1
Add: Provision for (benefit from) income taxes	$15.4
Income before income taxes	$53.5
Add: Interest expense	$0.5
Less: Interest income	$(7.1)
Other (income) loss	$(2.0)
Income from operations	$44.9	$56.5	$(8.7)	$(3.0)
Add back
Depreciation and amortization	$0.9	$0.3	$—	$0.6
Stock-based compensation	$2.3	$1.1	$1.2	$0.1
Impairment	$0.2	$—	$—	$0.2
Equity in the income of equity method investees	$0.1	$0.5	$(0.3)	$(0.1)
Adjusted EBITDA	$48.5	$58.4	$(7.7)	$(2.2)

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